                               POWER OF ATTORNEY

        I, Stephen W. Golsby, President, Chief Executive Officer and Director,
of Mead Johnson Nutrition Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and
having its principal place of business at 2400 West Lloyd Expressway,
Evansville, Indiana 47721, do hereby constitute and appoint each of William C.
P'Pool, Kristin M. Coleman and Rebecca M. Reeves individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the
Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer a Director of Mead Johnson Nutrition Company.

        IN WITNESS WHEREOF, I have executed this Power of Attorney on this 26th day of January, 2009.

        --------------------------------
        Stephen W. Golsby